EXHIBIT 21

                    ROSTER OF SUBSIDIARIES OF THE COMPANY


    Pier 1 Assets, Inc., a Delaware corporation

         Pier 1 Licensing, a Delaware corporation

              Pier 1 Imports (U.S.), Inc., a Delaware corporation

                   Pier Lease, Inc., a Delaware corporation

                   Pier-ASD, Inc., a Delaware corporation

                   Pier-SNG, Inc., a Delaware corporation

                   PIR Trading, Inc., a Delaware corporation

                        Pier International Limited, a Hong Kong private company

                   Hyannis Retail Group, Ltd., a Massachusetts corporation

                        M&B Enterprises, Inc., a Massachusetts corporation

                        M&B Enterprises of Manchester, Inc., a New Hampshire corporation